Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)

GREENLIGHT CAPITAL RE, LTD.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities
CALCULATION OF REGISTRATION FEE

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Stock, par value $.10 per share	Rule 457(c) and Rule 457(h)	2,000,000	$9.98	$19,960,000	0.00011020	$2,199.59
	Total Offering Amounts				$19,960,000		$2,199.59
	Total Fee Offsets						$0.00
	Net Fee Due						$2,199.59

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that may become issuable by reason of any stock dividend, stock split, combination of shares or recapitalization or other increase or reduction of the number of shares or other similar transaction effected that results in an increase in the number of outstanding shares of common stock.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Class A Ordinary Shares reported on the NASDAQ Stock Market LLC on July 25, 2023, which is within five business days of the filing of the Registration Statement.